EXHIBIT 10.24

Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is made on January 11, 2012 by and between:

Sunwing Zitong Energy Ltd., a company incorporated and existing under the laws of the British Virgin Islands and having its registered office at MidOcean Management and Trust Services (BVI) Limited, 9 Columbia Centre, Road Town, Tortola, British Virgin Islands (hereinafter “SZE”); and

Shell China Exploration and Production Company Limited, a company organised and existing under the laws of England, and having a registered office in 3rd Floor, East Wing, China World Trade Center, No. 1 Jian Guo Men Wai Dajie, Beijing, China (hereinafter “Shell”).

(SZE and Shell are hereinafter also referred to individually as a “Party” and collectively as the “Parties”).

Whereas

A)
China National Petroleum Corporation (“CNPC”), SZE and Mitsubishi Gas Chemical Company Inc. (“MGC”) are parties to the Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin of the People’s Republic of China dated September 19, 2002 (as amended and supplemented from time to time in accordance with its terms) (the “Petroleum Contract”);

B)
SZE and MGC comprise the Contractor under the Petroleum Contract and hold 90% and 10% respectively of the participating interests of the Contractor in and under the Petroleum Contract and of the participating interests in the Joint Operating Agreement dated November 25, 2005 entered into between SZE and MGC (the “JOA”);

C)
On December 30, 2011 SZE, MGC and CNPC executed a supplementary agreement to the Petroleum Contract setting forth the terms and conditions upon which SZE and MGC shall undertake an evaluation phase on the Zitong Block (the “Supplementary Agreement”);

D)
SZE wishes to sell and assign and Shell wishes to purchase and take assignment of all of the participating interests of SZE (including as Operator) in and under the Petroleum Contract and JOA together with SZE’s interest in all assets, data, reports, contracts and all other interests relating to such participating interests (collectively, the “Transferred Interests”); and

E)	The Parties wish to record their understanding with regard to the discussions and negotiations in respect of the potential sale and purchase of the Transferred Interests (the “Transaction”).

Therefore it is hereby agreed as follows:

1.	Sale and Purchase of Transferred Interest

Subject to each of the Conditions being satisfied (or if capable of waiver, waived by the Party in whose favour they have been written) in accordance with the definitive and binding Purchase and Sale Agreement to be agreed and entered into by the Parties (the “PSA”), together with deeds for the assignment of the participating interests of SZE in and under the Petroleum Contract and the JOA (the “Assignment Deeds”), SZE shall sell and assign to Shell, and Shell shall purchase and take assignment from SZE, with effect on the Completion Date, the Transferred Interests, free from any and all charges, liens, pledges and other encumbrances, subject to the terms of the Petroleum Contract, the JOA and any applicable laws of China.

The date on which the Conditions are satisfied or waived in accordance with the PSA shall be the “Condition Date”. “Completion” will take place within ten (10) business days following the Condition Date and the date on which Completion takes place shall be the “Completion Date”.

The Parties shall use all reasonable efforts to complete the PSA as expeditiously as possible following execution of this MOU and no later than the commencement of Chinese New Year in January 2012 (or such later date as the Parties may agree).

2.	Consideration

In consideration for the sale and assignment of the Transferred Interest by SZE to Shell, Shell shall make the following cash payments to SZE:

(a)
Past Costs Amount - reimbursement to SZE of SZE’s share of the costs and expenses incurred by the Contractor under the Petroleum Contract (“Past Costs”) from the Date of Commencement of the Implementation of the Contract (as defined in the Petroleum Contract) up to the Completion Date) that have been audited and allowed for cost recovery under the Petroleum Contract by CNPC/PetroChina (the “Past Costs Amount”), which shall be determined in accordance with Clause 3, up to a maximum amount of US$85,000,000 (the “Past Costs Cap”); plus

(b)
Bonus Payment - an additional bonus amount based on the timing of receipt of all required approvals and the Condition Date (the “Bonus Payment”), which shall be determined in accordance with Clause 4 and paid on the Completion Date.

In addition, as of Completion Date, Shell will assume the performance bond obligations in accordance with the provisions of the Supplementary Agreement and will use all reasonable endeavours to procure that CNPC shall release the performance bond provided pursuant to and in accordance with the Supplementary Agreement by SZE, Ivanhoe Energy Inc. (“Ivanhoe”) or any entity on their behalf.

3.	Determination of Past Costs Amount

On Completion Date, and subject to the Past Costs Cap, Shell shall pay to SZE the portion of the Past Costs Amount that relates to Past Costs incurred in: (i) the period from the Date of Commencement of the Implementation of the Contract (as defined in the Petroleum Contract) through 2010; and (ii) any period after 2010 but prior to the Completion Date for which CNPC/PetroChina has completed its audit and allowed for cost recovery under the Petroleum Contract.

If by the Completion Date CNPC/PetroChina has not audited and allowed for cost recovery any of the Past Costs incurred in 2011 and/or 2012 under the Joint Account (as defined in the Petroleum Contract) or has audited and allowed for cost recovery any such Past Costs but the result of such audit or CNPC/PetroChina’s approval has not been made available to Shell at least 10 business days prior to the Completion Date, then the Past Cost Amount reimbursement on the Completion Date will not comprise such portion of the Past Costs (but rather such portion will be paid within 10 business days from the date on which the result of such audit or CNPC/PetroChina’s approval is provided to Shell). The Parties will use reasonable efforts to have any outstanding CNPC/PetroChina audits of Past Costs incurred up to the Completion Date completed as quickly as possible. Upon completion of each relevant audit and allowance of such Past Cost for cost recovery by CNPC/PetroChina, Shell shall make an additional Past Cost Amount payment (as required) to SZE to reflect the audited amount allowed for cost recovery by CNPC/PetroChina, subject always to the Past Costs Cap, and such payment shall be made within 10 business days.

In any event, and in accordance with the provisions of Clause 19.2.1 of the Petroleum Contract, if any of the Joint Account is not finally audited within a 24-month period from the Completion Date or no written notice of any exception to the final auditing results is given by CNPC/PetroChina within such 24-month period, the relevant Past Costs under the Joint Account shall be deemed correct and Shell shall pay the corresponding portion of the Past Costs Amount to SZE, and such payment shall be made within 10 business days.

4.	Determination of Bonus Payment

The amount of the Bonus Payment payable under Clause 2(b) shall depend on the timing of receipt of all required approvals and the Condition Date, as follows:

(a)	If the Condition Date is on or before April 14, 2012, the Bonus Payment will be US$75 million;

(b)	If the Condition Date is after April 14, 2012 but on or before June 30, 2012, the Bonus Payment will be US$65 million;

(c)	If the Condition Date is after June 30, 2012 but on or before September 30, 2012, the Bonus Payment will be US$50 million; and

(d)	If the Condition Date is after September 30, 2012 but on or before December 31, 2012, the Bonus Payment will be US$20 million.

5.	Conditions

The Completion of the Transaction is subject to the satisfaction of the following conditions (the “Conditions”):

(a)	the approval by Ministry of Commerce of the Supplementary Agreement, and the performance bond required under the Supplementary Agreement having been posted in accordance therewith;

(b)	negotiation and execution of the PSA (including the Assignment Deeds);

(c)
execution of a legally binding Amendment Agreement to the Petroleum Contract between Shell, CNPC and MGC and a legally binding JOA Amendment Agreement between Shell and MGC, provided that the amendments will be only those required to effect the assignments to Shell, and Shell will not propose other substantive changes to those contracts for the purpose of Completion of the Transaction;

(d)
Shell completing its due diligence (which shall be completed prior to the PSA being executed) on the Transferred Interests including without limitation, a review of contractual, financial, commercial, technical, legal and taxation aspects of the Transaction to the reasonable satisfaction of Shell;

(e)	the board of directors of Ivanhoe, SZE and Shell approving the Transaction, which approvals shall be obtained prior to execution of the PSA;

(f)
receipt by each relevant Party of all government and other approvals or consents required for entering into the PSA (including the Assignment Deeds), the Amendment to the Petroleum Contract and the JOA Amendment Agreement, and the Completion of the Transaction; and

(g)
receipt of waivers in writing of all rights of first refusal, priority rights or other pre-emption rights that exist under the Petroleum Contract, the JOA or otherwise and are triggered by the Transaction.

Given the Parties’ desire to complete the Transaction as expeditiously as possible, the Parties shall cooperate and shall use all reasonable endeavours to satisfy the Conditions as soon as reasonably possible after execution of this MOU. The parties agree that the PSA will provide that Completion must occur on or before December 31, 2012 (the “Longstop Date”) and that failure to achieve Completion by the Longstop Date will give rise to the right of termination by either Party.

6.	Exclusivity

The Parties hereby agree to an exclusive dealing period (the “Exclusivity Period”) commencing on the date of signing of this MOU and ending at 5:00 p.m. (Calgary, Alberta time) on March 1, 2012.

During the Exclusivity Period, SZE shall not, and procure that Ivanhoe does not, directly or indirectly (through any officer, trustee, director, agent, affiliate or otherwise) solicit, initiate, encourage or entertain any inquiries, proposals or offers from any person (other than Shell or any affiliate of Shell) relating to any sale, farm-out, assignment, joint venture or exchange of or involving any interest in SZE or the Transferred Interests and shall not provide any documents or data, or access to the electronic data room, in respect of SZE or the Transferred Interests to any third party, except as required to satisfy the Conditions.

7.	Confidentiality

Neither Party, nor any representative of either Party, shall disclose any information relating to this MOU or the terms herein (including the fact that this MOU has been entered into) to any third party (other than: (i) any of its affiliates on a reasonable need to know-basis; (ii) its advisors who have a need to know for the purposes of evaluating a possible Transaction; and (iii) as required to satisfy the Conditions provided that Shell may contact CNPC/PetroChina and/or MGC for such purposes only with the consent of SZE which shall not be unreasonably withheld), and subject to any requirement of either Party to make such disclosure as may be required by applicable law or the rules of any applicable stock exchange. For greater certainty, any information relating to this MOU or the terms hereof (including the fact that this MOU has been entered into) shall be considered "Confidential Information" for the purposes of the Confidentiality Agreement recently entered into by the Parties.

8.	Press Release

No public announcement or statement may be made or press release issued by a Party regarding this MOU or matters arising in relation to this MOU without prior written approval of the other Party, except as may be necessary, in the opinion of its legal counsel, to comply with the requirements of any stock exchange on which the shares of such Party or its affiliate are listed or with any law, governmental regulation or order with which that Party is bound to comply.

9.	Assignment

Neither Party shall be permitted to assign any of its interests hereunder without the prior written consent of the other Party.

10.	Governing Law And Arbitration

This MOU shall be governed by and construed in accordance with the laws of England without giving effect to the principles of conflicts of law.

Any dispute arising out of or in connection with this MOU including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules which Rules are deemed to be incorporated by reference into this Clause 10. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England, and the language to be used in the arbitration shall be English.

11.	Effect of MOU

Except as otherwise stated herein, (i) references in this MOU to a ‘Clause’ shall be to a clause of this MOU, and (ii) each Party shall bear its own expenses in connection with the Transaction.

This MOU shall constitute binding and legally enforceable terms between SZE and Shell, subject to the conditions stated herein.

SIGNED

For Sunwing Zitong Energy Ltd.	For Shell China Exploration and Production Company Limited

/s/ Patrick Chua	/s/ HK Lim

Name: Patrick Chua	Name: HK Lim

Title: Director	Title: Shell China Executive Country Chair

Date: January 11, 2012	Date: January 11, 2012